Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900 x168

Alliance Fiber Optic Products, Inc. (AFOP) Declares Annual Cash Dividend

Sunnyvale, CA - November 7, 2013 - Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today declares an annual cash dividend of $0.15 (Fifteen cents) per share to be paid on December 23, 2013, to the record holders of AFOP common stock as of the close of business on December 6, 2013. The last year annual cash dividend was $0.125 (Twelve and one half cents), adjusted for a two-for-one stock split occurring in August, 2013.

Peter Chang, President and Chief Executive Officer, commented, “AFOP has been achieving record quarterly profits in the last two quarters and is on the way to deliver record annual financial performance. While our priority is to grow the business through research and development or acquisition of businesses, we will use additional resources to enhance shareholder value as well. We believe that an annual cash dividend is appropriate and will contribute to this goal, as we maintain our commitment to research and development or possible merger and acquisition opportunities to fuel our growth in the future.” concluded Mr. Chang.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our expectations regarding future revenue levels, profits, margins, and sales and the time periods thereof and our beliefs regarding demand for data communications and growth in the fiber optics industry are forward looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to general economic conditions and trends, trends in demand for bandwidth, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand for our products, the timing of customer orders, loss of key customers, our ability to ramp new products into volume production, the mix of products sold and product pricing, the costs associated with running our operations, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity and demand for bandwidth, the success of cost control initiatives, our ability to obtain and maintain operational efficiencies, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP's quarterly report on Form 10-Q for the quarter ended June 30, 2013. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.